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                                                                   Exhibit 21



                            Subsidiaries of MBIA Inc.



Name of Subsidiary                                      State of Incorporation

MBIA Insurance Corp. (formerly known as
Municipal Bond Investors Assurance Corporation)               New York

MBIA Assurance S.A.                                           France

MBIA Service Corporation                                      Delaware

Municipal Issuers Service Corporation                         New York

MBIA Municipal Investors Service Corporation                  Delaware

MBIA Capital Corp.                                            Delaware

MBIA Insurance Corp. of Illinois (formerly known              Illinois
as Bond Investors Guaranty Insurance Company)

MBIA Investment Management Corp.                              Delaware

MBIA Securities Corp.                                         Delaware

Bond Investors Guaranty Services, Inc.                        New York